Exhibit 99.1

Houston Wire & Cable Company Reports Results for the Fourth Quarter and Year Ended December 31, 2011

HOUSTON, TX--(Marketwire - Mar 15, 2012) - Houston Wire & Cable Company (NASDAQ: HWCC) (the "Company") announced operating results for the fourth quarter and year ended December 31, 2011.

Selected highlights for 2011 compared to the prior year:

●	Sales of $396.4 million increased 28.5% from $308.5 million.
●	Gross margin at 22.4%, increased 210 basis points from 20.3%.
●	Net income of $19.7 million, increased 128.3% from $8.6 million.
●	Debt reduced by $6.8 million or 12.5% to $48.0 million from $54.8 million.
●	Diluted EPS of $1.11 increased 126.5% from $0.49 per share.
●	Declared dividends totaling $0.355 cents per share, an increase of 4.4% from $0.34 cents per share.

Selected highlights for the fourth quarter of 2011 compared to the prior year period:

●	Record operating cash flow of $15.1 million, increased 475.2% from $2.6 million.
●	Debt reduced by $13.2 million or 21.6% to $48.0 million from $61.2 million.
●	Gross margin at 22.8%, increased 170 basis points from 21.1%.
●	Net income of $3.1 million, increased 5.1% from $2.9 million.
●	Diluted EPS of $0.17 increased 6.3% from $0.16 per share.
●	Declared a dividend of $0.09 cents per share, an increase of 5.9% from $0.085 cents per share.

Jim Pokluda, President and Chief Executive Officer commented, "I am pleased with our overall sales and operating performance during 2011. Our long-term growth initiatives continue to drive share gains in our targeted markets, and although there remains a degree of uncertainty involving flattening demand, the majority of our markets and customers are quite healthy and optimistic regarding their 2012 outlook. As expected, sales in the fourth quarter were affected by the gradual slow-down in shipments to large, long-duration projects. We expect this transition will continue during the first half of 2012, but are optimistic that we will replace this business with higher MRO sales and smaller, quick turnaround project business as the year progresses."

"As we move into 2012, we will continue to invest in our industry-leading sales force, marketing and operational resources, new products and the geographic expansion of the mechanical businesses through our legacy distribution network. Building on our share gains and the 285 new customers added in 2011 will remain a priority, as will our continued diligence in further penetrating our chosen markets which appear to have stabilized in a moderately growing economy."

Fourth Quarter Summary

Revenue for the quarter totaled $87.5 million, down $6.1 million, or 6.5% lower, compared to the fourth quarter 2010. Net income rose to $3.1 million, an increase of 5.1% from $2.9 million in the fourth quarter of 2010 due to significant gross margin improvement and expense management.

Overall market strength remained intact and project activity within the five long-term growth initiatives of Utility Power Generation, Environmental Compliance, Engineering & Construction, Industrials and LifeGuard™, our proprietary private-label product, was a significant component of overall revenue. New project sales increased as a result of several small to medium sized orders from plant expansions and upgrades. Total project sales decreased approximately 13% for the quarter due to a reduction in "mega" project backlog billings experienced in the prior year period.

Sales activity in the Repair and Replacement market, also referred to as Maintenance, Repair and Operations (MRO), was down approximately 5% and remained negatively impacted in the quarter as a result of the implementation of a new software system in the acquired mechanical wire businesses. Excluding the estimated impact of the software implementation, management estimates MRO sales were up approximately 3% to 5% for the fourth quarter of 2011. Management also estimates that increased copper prices in our inventory during the quarter compared to those in the prior year period, had a favorable impact on sales of approximately 4%.

Gross profit at $19.9 million increased 1% from $19.8 million due to increased profitability realized from higher margin on smaller sized project business and improved profitability on MRO business. Gross margins increased 170 basis points from 21.1% to 22.8%.

Operating expenses decreased 0.4% from the prior year period, primarily due to decreased commission expense and other operating expenses, offset by higher healthcare costs and systems integration expenses. However, as a percentage of sales, operating expenses increased to 16.7% in the fourth quarter of 2011 from 15.7% in the prior year period.

Interest expense of $0.3 million was lower than the $0.4 million incurred in fourth quarter of 2010, as average debt levels fell from $54.9 million in the fourth quarter of 2010 to $53.0 million in the fourth quarter of 2011, primarily due to the decrease in working capital.

Operating income at $5.3 million was up 4.3% from the $5.1 million achieved in the prior year period. The effective tax rate for the quarter of 38.7% was higher than the 38.3% in 2010, due to the impact of higher state income tax rates.

Net income for the quarter was $3.1 million, a 5.1% increase over the prior year period and diluted earnings per share were $0.17, up from the prior year period at $0.16 per share.

Twelve Month Results Summary

Revenue for 2011 increased 28.5%, reflecting 19.1% organic sales growth and $36.2 million in increased sales from the June 2010 acquired businesses. MRO sales increased approximately 8% to 10% for the period and sales within our five long-term growth initiatives were up approximately 30%. Management estimates that copper inflation, which primarily affects our stock shipments and lags broad market moves, had a favorable impact on sales of approximately 5%.

Gross profit of $88.9 million increased 42.0% from $62.6 million in the prior year due to the increased level of sales and the improvement in gross margins. Gross margins increased from 20.3% to 22.4%, as a result of improved demand over the prior year.

Operating expenses increased 16.7% from the prior year, primarily due to expenses of the acquired businesses, of which only six months were included in the comparable period. Operating expenses as a percentage of sales decreased to 14.0% from 15.4% in the prior year, due to operating leverage, ongoing cost control initiatives and the reversal of compensation expense of $1.7 million, recorded prior to 2011, resulting from the forfeiture of options upon the departure of our former CEO. Operating income of $33.4 million was more than twice the $15.0 million level in 2010.

Interest expense of $1.4 million was higher than the prior year, as average debt levels rose from $33.5 million in 2010 to $58.5 million in 2011, primarily as a result of the June 2010 acquisition and to fund the increase in working capital.

The effective tax rate for the period of 38.4% was lower than the prior period level of 39.1%, primarily because 2010 reflected the impact of non-deductible acquisition expenses.

Net income for the period more than doubled to $19.7 million, from $8.6 million in the prior year.

Conference Call

The Company will host a conference call to discuss fourth quarter results on Thursday March 15, 2012 at 10:00 am CT. Hosting the call will be James Pokluda, President and Chief Executive Officer and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website, www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available until March 22, 2012.

Replay Dial In:	855.859.2056
International Replay:	404.537.3406
Confirmation Code:	60166235

About the Company

With over 35 years experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, private branded products, including LifeGuard™, a low-smoke, zero-halogen cable, mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company's Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

Houston Wire & Cable Company
Consolidated Balance Sheets

	December 31,
	2011	2010
	(In thousands, except share data)

Assets
Current assets:
Accounts receivable, net	$59,731	$67,838
Inventories, net	69,517	67,503
Deferred income taxes	2,268	2,399
Income taxes	1,693	—
Prepaids	828	763
Total current assets	134,037	138,503

Property and equipment, net	6,029	6,255
Intangible assets, net	13,700	15,557
Goodwill	25,082	25,082
Other assets	305	93
Total assets	$179,153	$185,490

Liabilities and stockholders’ equity
Current liabilities:
Book overdraft	$2,270	$3,055
Trade accounts payable	10,099	19,987
Accrued and other current liabilities	19,101	19,781
Income taxes	—	1,036
Total current liabilities	31,470	43,859

Debt	47,967	54,825
Other long-term obligations	128	141
Deferred income taxes	2,250	945
Total liabilities	81,815	99,770

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized: 20,988,952 shares issued: 17,811,806 and 17,748,487 shares outstanding at December 31, 2011 and 2010, respectively	21	21
Additional paid-in capital	55,760	58,642
Retained earnings	93,588	80,187
Treasury stock	(52,031)	(53,130)
Total stockholders’ equity	97,338	85,720

Total liabilities and stockholders’ equity	$179,153	$185,490

Houston Wire & Cable Company
 Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Sales	$87,481	$93,549	$396,410	$308,522
Cost of sales	67,564	73,793	307,515	245,932
Gross profit	19,917	19,756	88,895	62,590

Operating expenses:
Salaries and commissions	7,511	7,800	28,053	25,281
Other operating expenses	6,399	6,102	24,513	20,565
Depreciation and amortization	701	766	2,952	1,738
Total operating expenses	14,611	14,668	55,518	47,584

Operating income	5,306	5,088	33,377	15,006
Interest expense	325	378	1,424	844
Income before income taxes	4,981	4,710	31,953	14,162
Income taxes	1,929	1,806	12,276	5,543
Net income	$3,052	$2,904	$19,677	$8,619

Earnings per share:
Basic	$0.17	$0.16	$1.11	$0.49
Diluted	$0.17	$0.16	$1.11	$0.49
Weighted average common shares outstanding:
Basic	17,685,489	17,662,291	17,679,524	17,657,682
Diluted	17,798,404	17,731,157	17,801,134	17,710,123

Dividend declared per share	$0.09	$0.085	$0.355	$0.34

Houston Wire & Cable Company
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2011	2010
	(In thousands)
Operating activities
Net income	$19,677	$8,619

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,952	1,738
Amortization of capitalized loan costs	14	46
Amortization of unearned stock compensation	(707)	2,260
Provision for doubtful accounts	(9)	93
Provision for returns and allowances	66	(118)
Provision for inventory obsolescence	826	734
(Gain) loss on disposals of property and equipment	(2)	26
Deferred income taxes	283	(1,603)
Changes in operating assets and liabilities:
Accounts receivable	8,050	(9,785)
Inventories	(2,840)	1,059
Prepaids	(65)	2,954
Other assets	(126)	354
Book overdraft	(785)	1,668
Trade accounts payable	(9,888)	5,010
Accrued and other current liabilities	(337)	5,466
Long term liabilities	(13)	(3)
Income taxes	(2,777)	755
Net cash provided by operating activities	14,319	19,273

Investing activities
Expenditures for property and equipment	(1,319)	(459)
Proceeds from disposals of property and equipment	452	956
Cash paid for acquisition	(343)	(51,162)
Net cash used in investing activities	(1,210)	(50,665)

Financing activities
Borrowings on revolver	405,741	352,276
Payments on revolver	(412,599)	(314,930)
Deferred loan cost	(100)	—
Proceeds from exercise of stock options	114	42
Payment of dividends	(6,276)	(6,003)
Excess tax benefit for options	37	7
Purchase of treasury stock	(26)	—
Net cash provided by (used in) financing activities	(13,109)	31,392

Net change in cash	—	—
Cash at beginning of year	—	—

Cash at end of year	$—	$—

Supplemental disclosures
Cash paid during the year for interest	$1,445	$743

Cash paid during the year for income taxes	$14,732	$6,191

CONTACT:
Nicol G. Graham
Chief Financial Officer
Direct:  713.609.2125
Fax:  713.609.2168
ngraham@houwire.com